AGREEMENT

          THIS AGREEMENT (this “Agreement”) is made and entered into on January 28, 2009, among CLEARVIEW ACQUISITIONS, INC., a Nevada corporation (“Parent”), HELIX WIND ACQUISITION CORP., a Nevada corporation (“Acquisition Corp.”), a wholly-owned subsidiary of Parent, and HELIX WIND, INC., a Nevada corporation (the “Company”).

WITNESSETH:

          WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have determined that it is fair and in the best interests of their respective shareholders for Acquisition Corp. to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of each of Parent, Acquisition Corp. and the Company have approved the Merger in accordance with the Nevada Revised Statutes of the State of Nevada (the “NRS”), and upon the terms and subject to the conditions set forth herein which shall be included in the Plan and Agreement of Merger (the “Merger Certificate”), to be attached as Exhibit A hereto, as required by the NRS;

          WHEREAS, the Company intends to seek the requisite approval of its shareholders of the Merger, this Agreement and the transactions contemplated and described hereby, and Parent, as the sole shareholder of Acquisition Corp., has approved the Merger, this Agreement and the transactions contemplated and described hereby;

          WHEREAS, pursuant to the terms and conditions of this Agreement, all of the issued and outstanding common stock of the Company immediately prior to the Effective Time (as hereinafter defined), other than the common stock held by shareholders who are entitled to demand and properly demand an appraisal of their shares (“Dissenting Shareholders”), shall exchange the shares owned by them in accordance with the provisions contained herein for newly issued restricted shares of common stock of Parent (the “Exchange Shares”);

          WHEREAS, the parties hereto intend that the Merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.

          NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

          Section 1.1 Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

                    (a) “Action” means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

                    (b) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

                    (c) “Business Day” means a day on which banks are open for business in San Diego, California.

                    (d) “Claims” means any and all claims, demands or causes of action, relating to or resulting from an Action.

                    (e) “Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

                    (f) “Employees” means individuals who provide employment or employment-type services as of the date hereof to such Person, other than any such individuals who cease such employment prior to the Closing, but including any such individuals hired after the date hereof and prior to the Closing.

                    (g) “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former Employee, officer or director or any beneficiary or dependent thereof that is sponsored or maintained by such Person or contribute or are obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

                    (h) “Employment Agreement” means a written Contract or offer letter with or addressed to any Employee or Former Employee pursuant to which such Person shall, directly or indirectly, have any actual or contingent liability or obligation to provide compensation and/or benefits on or after the Closing Date in consideration for past, present or future services.

                    (i) “Encumbrances” means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to real property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

                    (j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

                    (k) “Former Employee” means individuals who, prior to the Closing, provided employment or employment-type services to such Person.

                    (l) “GAAP” means United States generally accepted accounting principles.

                    (m) “Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

                    (n) “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantees or similar credit transaction, whether absolute, accrued, contingent or otherwise, excluding in all cases in clauses (i) through (v) current accounts payable not to exceed $10,000 in the aggregate.

                    (o) “IRS” means the Internal Revenue Service of the United States of America.

                    (p) “Key Employees” means Ian Gardner, Scott Weinbrandt, Kevin Claudio, Paul Ward and Steve Polaski.

                    (q) “Laws” means all United States federal, state or local, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

                    (r) “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

                    (s) “Material Adverse Effect” means, with respect to a Person, any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person and its Subsidiaries, taken as a whole, or on the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, effect, event, occurrence or state of facts (1) that is generally applicable in the economy of the United States or the locale where the affected Person is located, (2) that is generally applicable in the United States securities markets, (3) generally affecting the industry in which the Company operates, (4) arising from or related to an act of international terrorism, or (5) relating to the announcement or disclosure of this Agreement and the transactions contemplated hereby.

                    (t) “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

                    (u) “Required Consents” means, collectively, (1) each consent or novation with respect to any Contract to which such Person is a party or by which any of its assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (2) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                    (v) “SEC” means the Securities and Exchange Commission.

                    (w) “Securities Act” means the Securities Act of 1933, as amended.

                    (x) “Subsidiaries” of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the applicable entity in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

                    (y) “Tax” means any federal, state, local or foreign taxes, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

                    (z) “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

          Section 1.2 References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II
THE MERGER

          Section 2.1 Merger. Subject to the terms and conditions of this Agreement and the Merger Certificate, Acquisition Corp. shall be merged with and into the Company in accordance with Section 92A.120 of the NRS. At the Effective Time (as defined below), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Nevada under the name “Helix Wind, Inc.” At and after the Effective Time, the Company shall become a wholly-owned subsidiary of Parent.

          Section 2.2 Effective Time. The Merger shall become effective upon the filing of the Merger Certificate in accordance with Section 92A.120 of the NRS and all other filings or recordings required by the NRS in connection with the Merger are made. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time”.

          Section 2.3 Closing. The closing of the Merger (the “Closing”) shall occur with the filing of the Merger Certificate (the “Closing Date”). The Closing shall occur at the offices of David Lubin & Associates, PLLC at the address referred to in Section 11.1 hereof. At the Closing, all of the documents, certificates, agreements, and instruments referenced in this Article II will be executed and delivered as described herein. At the Effective Time, all actions to be taken at Closing shall be deemed to be taken simultaneously.

          Section 2.4 Deliveries by Parent. At or prior to the Closing, the Parent shall deliver to the Company or a duly appointed representative of the shareholders of the Company the following:

(a)	Stock certificates representing the Exchange Shares;

(b)

Resignation letter from the current officer and director of Parent, to be effective 10 days after the mailing of an information statement pursuant to Rule 14f-1 of the Exchange Act (the “Information Statement”);

(c)	A resolution of the Board of Directors of Parent appointing the nominees of the Company to such Board, to be effective 10 days after the mailing of the Information Statement;

(d)	The certificates described in Sections 8.1(a) and 8.1(b);

(e)	A good standing certificate of Parent and Acquisition Corp., dated not more than five (5) Business Days prior to the Closing Date; and

(f)	Such other documents and instruments as reasonably requested by the Company.

          Section 2.5 Deliveries by the Company. At or prior to the Closing, the Company shall deliver to the Parent the following:

(a)

Stock certificates representing all the issued and outstanding shares of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, or other instruments of transfer in form and substance reasonably satisfactory to the Parent, other than any shares held by Dissenting Shareholders;

(b)	Lock-Up Letters, in the form annexed hereto as Exhibit B from the directors and Key Employees of the Company;

(c)

Representation Letters, in the form annexed hereto as Exhibit C from the holders of outstanding 12% Convertible Notes issued by the Company acknowledging and approving the conversion of the Company’s 12% Convertible Notes into the Parent Convertible Notes (as defined below);

(d)	The certificates described in Sections 8.2(a) and 8.2(b);

(e)	A good standing certificate of the Company, dated not more than five (5) Business Days prior to the Closing Date;

(f)

Consents to the assignment and assumption of the Employment Agreements between the Company and each of Ian Gardner, Scott Weinbrandt, Kevin Claudio, Steve Polaski and Paul Ward (collectively, the “Principals”), all as set forth on Exhibits D, E, F, G, and H, respectively, by each Principal and consents to the assignment and assumption of the Board of Directors Service and Indemnification Agreements between the Company and each of Ian Gardner and Scott Weinbrandt; and

(g)	Such other documents and instruments as reasonably requested by the Parent.

          Section 2.6 Dissenters’ Rights. Any Dissenting Shareholder shall not be entitled to receive Exchange Shares, as applicable, with respect to the shares of common stock owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have failed to perfect or shall effectively withdrawn or lost such holder’s right to dissent from the Merger under the NRS. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Section 92A.460 of the NRS with respect to the shares of common stock owned by such Dissenting Shareholder and as to which dissenters’ rights have been properly perfected. The Company shall give Parent notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal.

          Section 2.7 Articles of Incorporation, Bylaws, Directors and Officers.

          (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit I hereto, shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law and such Articles of Incorporation.

          (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit J hereto, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          (c) The directors and officers of the Company shall remain the directors and officers of the Surviving Corporation upon effectiveness of the Merger.

          (d) The Parent shall assume all obligations under: (i) the Employment Agreements between the Company and each of the Principals, (ii) that certain Board of Directors Service and Indemnification Agreement dated March 12, 2008, between the Company and Ian Gardner, and (iii) that certain Board of Directors Service and Indemnification Agreement dated March 13, 2008, between the Company and Scott Weinbrandt, and shall take the place of the Company therein, including, but not limited to, the promises to issue stock options.

          Section 2.8 Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp. and the Company (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations on whatever account, as well as all other things in action belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

          Section 2.9 Operation of Surviving Corporation. The Company acknowledges that upon effectiveness of the Merger, and the material compliance by Parent and Acquisition Corp. with their respective duties and obligations hereunder, the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

          Section 2.10 Further Assurances. From time to time, from and after the Effective Time, as and when reasonably requested by Parent, the proper officers and directors of the Company as of the Effective Time shall, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent, Acquisition Corp. or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement and Merger Certificate.

          Section 2.11 Tax Consequences. It is intended by the parties hereto that the transactions contemplated by this Agreement shall constitute a tax-free reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.338-3(a) of the regulations promulgated under the Code.

ARTICLE III
THE EXCHANGE SHARES

          Section 3.1 Amount of Exchange Shares for Issuance. The aggregate amount of Exchange Shares to be issued to the security holders of the Company upon Closing shall be 20,546,083 shares of common stock of the Parent. Said shares shall be issued to each security holder of the Company as indicated on Schedule 3.1. The Exchange Shares issued upon the surrender of the Company’s securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights of each of the respective security holders of the Company pertaining to their rights in and to their respective shares of the Company’s securities, except for the rights of the Dissenting Shareholders, if any. The holders of certificates formerly representing shares of the Company’s common stock shall cease to have any rights as shareholders of the Company, except such rights, if any, as they may have as Dissenting Shareholders. Until certificates representing shares of the Company’s common stock are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive Exchange Shares.

          Section 3.2 Parent Convertible Notes. It is the intent of the parties that the Company’s 12% Convertible Notes dated between September 15, 2007 and November 17, 2008, in the aggregate principal amount of $1,874,448.00, which have not been amended to eliminate all conversion features, be converted into the 9% Convertible Notes of Parent (“Parent Convertible Notes”) pursuant to the Representation Letters, in the form annexed hereto as Exhibit C. An aggregate of 5,753,917 shares of common stock of the Parent shall be authorized to be issued and reserved for issuance upon the conversion of the Parent Convertible Notes.

          Section 3.3 Registration Exemption. It is intended that the Exchange Shares to be issued pursuant to this Agreement will be issued pursuant to Section 4(2) of the Securities Act and therefore shall not require registration under the Securities Act or any relevant state Law.

          Section 3.4 Restrictive Legends. Certificates evidencing the Exchange Shares pursuant to this Agreement may bear the following legend, and any other legend required by the laws of any jurisdiction in which a holder of Exchange Shares resides, and any legend required by applicable Law, including without limitation, any legend that will be useful to aid compliance with Regulation D or other regulations adopted by the SEC under the Securities Act:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO A VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

          Section 3.5 Acquisition Corp. Shares. Each issued and outstanding share of stock of Acquisition Corp shall automatically at the Effective Time, by virtue of the Merger and without any action on the part of any Person, be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

          As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated herein, Parent represents and warrants, as of the date of this Agreement and as of the Closing Date, unless stated otherwise below, or as set forth in the disclosure schedule provided by Parent to the Company (“Parent Disclosure Schedule”), in which, the inclusion of any item shall constitute disclosure for all purposes under this Agreement to the Company as follows:

          Section 4.1 Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Parent has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

          Section 4.2 Capital Structure. As of the Closing, Parent’s authorized capital will consist of (a) 1,750,000,000 shares of common stock, $.0001 par value per share, authorized, of which 54,315,086 shares are issued and outstanding as of the date hereof, (i) with each holder thereof being entitled to cast one vote for each share held on all matters properly submitted to the shareholders for their vote; and (ii) there being no pre-preemptive rights and no cumulative voting; and (b) 5,000,000 shares of preferred stock, $.0001 par value per share, of which no shares are issued and outstanding. Other than as set forth on Schedule 4.2, Parent has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for shares of common stock or preferred stock. All of the issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of Parent are subject to preemptive rights or any other similar rights. Other than as set forth on Schedule 4.2, there are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of Parent or arrangements by which

Parent is or may become bound to issue additional shares of capital stock of Parent, (ii) no agreements or arrangements under which the Parent is obligated to register the sale of any of its securities under the Securities Act, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by Parent (or any agreement providing any such rights).

          Section 4.3 Corporate Power and Authority. Parent has all requisite power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Parent and the consummation by it of the transactions contemplated hereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by Parent and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of Parent and no other action or corporate proceeding on the part of Parent is necessary to authorize the execution, delivery, and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

          Section 4.4 Conflicts; Consents and Approvals. Neither the execution and delivery by Parent of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

          (a) conflict with, or result in a breach of any provision of, the organizational documents of Parent;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or the Exchange Shares under any of the terms, conditions or provisions of (1) the organizational documents of Parent, (2) any Contract to which Parent is a party or to which any of its properties or assets may be bound, or (3) any permit, registration, approval, license or other authorization or filing to which Parent is subject or to which any of its properties or assets may be subject;

          (c) require any action, consent or approval of any Person;

          (d) violate any order, writ, or injunction, or any material decree, or material Law applicable to Parent or its business, properties, or assets; or

          (e) require any action, consent or approval of, or review by, or registration or filing by Parent with any Governmental Authority other than the filing of the Merger Certificate and compliance with applicable rules of the SEC, including without limitation, the filing of a Current Report on Form 8-K regarding the consummation of the Merger.

          Section 4.5 Exchange Shares. As of the Closing, all of the Exchange Shares shall be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights. Upon delivery to the Company of the certificates representing the Exchange Shares, the security holders of the Company will acquire good and valid title to such shares, free and clear of any Encumbrances, other than restrictions under applicable securities laws. The offer, sale and issuance of the

Exchange Shares issued upon the Closing and upon the conversion of the Parent Convertible Notes, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of applicable state securities laws.

          Section 4.6 Subsidiaries. Other than Acquisition Corp., Parent does not own, directly or indirectly, nor has entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any Person or is a member of or participant in any Person or has any Subsidiaries.

          Section 4.7 No Material Adverse Effect. As of the date of this Agreement, (a) Parent has maintained its books and records in accordance with past accounting practice, and (b) no Material Adverse Effect on Parent has occurred, and (c) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect on the Parent.

          Section 4.8 Title to Properties. Parent does not currently own or lease, and has never owned or leased any real property.

          Section 4.9 Compliance with Law. Parent and each of the officers, directors, employees and agents of Parent have complied in all respects with all Laws applicable to Parent and its operations. Neither Parent nor any of its officers, directors, employees, or agents has received any notice from any Governmental Authority that Parent has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

          Section 4.10 Litigation. Other than Bluewater Partners v. Clearview Acquisitions, Inc. currently pending in New York State Supreme Court (“Bluewater v. Clearview”), there is no Action pending or threatened against Parent, or any executive officer or director thereof in each case that (a) relates to Parent, its assets or its business, or (b) as of the date hereof, seeks, or could reasonably be expected, to prohibit or restrain the ability of Parent to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action. There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against Parent or any of its officers or directors. The Parent has not received any notice of any event or occurrence which could result in any such Action, suit, hearing, inquiry, review, proceeding or investigation. Bluewater v. Clearview will result in the issuance of eleven million shares of Parent’s common stock to Bluewater pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended, and Parent shall have no Liabilities arising directly or indirectly out of Bluewater v. Clearview other than the obligation to issue the eleven million shares of Parent’s common stock.

          Section 4.11 Contracts. (a) Parent is not a party to any Contracts, whether oral or written, nor are there any Contracts by which any of Parent’s assets are bound. Parent has no obligations under, and is not a party to any consulting or other Contract. Parent is not obligated under any loan agreement, promissory note or other evidence of Indebtedness as a signatory, guarantor or otherwise and has not otherwise guaranteed the performance by any Person of the obligations of such Person under any Contract.

          (b) No consent of any party to any Contract is required in connection with the execution, delivery and performance of this Agreement or the Merger.

          (c) Parent is not in default under any Contract, nor has any event occurred, which through the passage of time or the giving of notice, or both, would constitute a default by Parent, would cause the acceleration of any of Parent’s obligations thereunder, would result in the creation of any Encumbrance.

No third party is in default under any lease or contract to which Parent is a party, nor has any event occurred that, through the passage of time or the giving of notice, or both, would constitute a default thereunder.

          (d) Neither Parent nor any of Parent’s officers or directors are a party to or bound by any Contract which (i) limits Parent from competing in any line of business or with any Person or in any geographic area or during any time period or (ii) grants any Person any preferential right to purchase from Parent, any properties or assets of Parent or of any capital stock, or securities convertible into, any capital stock of Parent.

          Section 4.12 Labor and Employment Matters. Parent has no current Employees or Former Employees.

          Section 4.13 Permits; Compliance. Parent is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the “Permits”). There is no Action pending, or threatened, regarding any of the Permits and each such Permit is in full force and effect. Parent is not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Permits.

          Section 4.14 Debts and Guaranties. As of the Closing, Parent will have no Indebtedness or Liabilities other than as set forth in the financial statements of Parent as of and for the period ended September 30, 2008 and the year ended December 31, 2007 filed in Parent’s Quarterly Report on Form 10-Q and Annual Report on Form 10-KSB with the Securities and Exchange Commission on November 13, 2008 and March 31, 2007. In addition, Parent is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, or (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

          Section 4.15 No Brokers or Finders. The Company has not, nor have any of its Affiliates, employed any broker or finder or incurred any Liability for any brokerage or finder’s fee or commissions or similar payment in connection with the Merger contemplated herein, and no Person has or will have any right, interest or valid claim against or upon the Parent or its Affiliates for any such fee or commission.

          Section 4.16 Full Disclosure. No representation or warranty of Parent in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Parent that materially adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition, or results of operations of Parent that has not been set forth in this Agreement.

          Section 4.17 SEC Documents. Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). Parent has not received any communication from the SEC, FINRA or any other regulatory authority regarding any SEC Document or any disclosure contained therein. As of their respective dates, the financial statements of Parent included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          Section 4.18 Tax Matters.

          (a) Parent has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets. As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of Parent and any other information required to be shown thereon. An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted. The State of Nevada is the only state, local or foreign jurisdictions in which Parent has previously filed or currently files Tax Returns, and is the only state, local or foreign taxing jurisdiction in which Parent has been or is required to file Tax Returns. There is no audit, Action, Claim, or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to Parent in respect of any Tax.

          (b) With respect to all amounts in respect of Taxes imposed on Parent or for which they are or could be reasonably liable, whether to Governmental Authorities (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since their inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, (ii) all such amounts required to be paid by Parent to Governmental Authorities or others on or before the date hereof have been paid, and (iii) reserves have been established for the payment of all Taxes not yet due and payable, which reserves are reflected in the SEC Documents and are adequate and in accordance with the past custom and practice of Parent.

          (c) As of the date hereof, Parent has not requested, executed or filed with the IRS or any other Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which Parent could be liable and which still is in effect.

          (d) There exists no tax assessment, proposed or otherwise, against Parent nor any Encumbrance for Taxes against any assets or property of Parent.

          (e) All Taxes that Parent is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authorities or other Person.

          (f) Parent is not a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

          (g) There is no Claim, audit, Action, proceeding, or investigation with respect to Taxes due or claimed to be due from Parent or of any Tax Return filed or required to be filed by Parent pending or threatened against or with respect to Parent.

          (h) Parent has not filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Parent.

          Section 4.19 Environmental Matters. To the actual knowledge of Parent’s officers, there are, with respect to Parent, no past or present violations of Environmental Laws (as defined below) by Parent, releases of any material into the environment by Parent, actions, activities, circumstances, conditions, events, incidents, or contractual obligations of Parent which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local laws of Parent and Parent has not received any notice with respect to any of the foregoing, nor is any action pending or threatened in connection with any of the foregoing. The term “Environmental Laws” means all federal, state, or local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. Other than those that are or were stored, used or disposed of in compliance with applicable Law, no Hazardous Materials are contained by Parent on or about any real property currently owned, leased or used by Parent, and no Hazardous Materials were released by Parent on or about any real property previously owned, leased or used by Parent. To the actual knowledge of Parent’s officers, there are no underground storage tanks on or under any real property owned, leased or used by Parent.

          Section 4.20 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Parent.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUISITION CORP.

          As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated herein, Acquisition Corp. represents and warrants, as of the date of this Agreement and as of the Closing Date, unless stated otherwise below, or as set forth in the disclosure schedule provided by Acquisition Corp. to the Company (“Acquisition Disclosure Schedule”), in which, the inclusion of any item shall constitute disclosure for all purposes under this Agreement to the Company as follows:

          Section 5.1 Organization. Acquisition Corp. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Acquisition Corp. has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

          Section 5.2 Capital Structure. All of the issued and outstanding capital stock of Acquisition Corp. is, and at the Effective Time will be, owned by Parent. Acquisition Corp. has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, Liabilities, Employees, Former Employees or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement, which in the aggregate, do not exceed $5,000.

          Section 5.3 Corporate Power and Authority. Acquisition Corp. has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Acquisition Corp. and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other corporate action or corporate proceeding on the part of Acquisition Corp. is necessary to authorize the execution, delivery, and performance by Acquisition Corp. of this Agreement and the consummation by Acquisition Corp. of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition Corp. and constitutes the legal, valid and binding obligation of Acquisition Corp., enforceable against Acquisition Corp. in accordance with its terms.

          Section 5.4 Conflicts; Consents and Approvals. Neither the execution and delivery by Acquisition Corp. of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

          (a) conflict with, or result in a breach of any provision of, the organizational documents of Acquisition Corp.;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Acquisition Corp. under any of the terms, conditions or provisions of (1) the organizational documents of Acquisition Corp., (2) any Contract to which Acquisition Corp. is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which Acquisition Corp. is subject or to which any of its properties or assets may be subject;

          (c) require any action, consent or approval of any Person other than the filing of the Merger Certificate;

          (d) violate any order, writ, or injunction, or any material decree, or material Law applicable to Acquisition Corp. or its business, properties, or assets; or

          (e) require any action, consent or approval of, or review by, or registration or filing by Acquisition Corp. with any Governmental Authority other than the filing of the Merger Certificate and compliance with applicable rules of the SEC.

          Section 5.5 Subsidiaries. Acquisition Corp. does not own, directly or indirectly, nor have entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interest in any Person or is a member of or participant in any Person. Acquisition Corp. does not have any Subsidiaries.

          Section 5.6 No Brokers or Finders. Acquisition Corp. has not, nor have any of its Affiliates, employed any broker or finder or incurred any Liability for any brokerage or finder’s fee or commissions or similar payment in connection with the Merger contemplated herein, and no Person has or will have any right, interest or valid claim against or upon Acquisition Corp. or its Affiliates for any such fee or commission.

          Section 5.7 Full Disclosure. No representation or warranty of Acquisition Corp. in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Acquisition Corp. that materially adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition, or results of operations of Acquisition Corp. that has not been set forth in this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          As an inducement to Parent and Acquisition Corp. to enter into this Agreement and to consummate the transactions contemplated herein, the Company represents and warrants, as of the date of this Agreement and as of the Closing Date, unless stated otherwise below or as set forth in the disclosure schedule provided by the Company to Parent (“Company Disclosure Schedule”), in which, the inclusion of any item shall constitute disclosure for all purposes under this Agreement, to the Parent and Acquisition Corp. as follows:

          Section 6.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Company has all corporate power to own, operate and lease its business and assets and carry on its business as the same is now being conducted. The Company does not own, directly or indirectly, nor has entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any Person or is a member of or participant in any Person or have any Subsidiaries.

          Section 6.2 Corporate Power and Authority. The Company has all corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. Upon approval by the Company’s shareholders, the execution, delivery, and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, will have been duly authorized by all necessary action and no other corporate action or corporate proceeding on the part of the Company is necessary to authorize the execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and upon approval of the Company’s shareholders will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy and similar laws.

          Section 6.3 Conflicts; Consents and Approvals. Neither the execution and delivery by the Company of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

          (a) conflict with, or result in a breach of any provision of, the organizational documents of the Company;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or under any of the terms, conditions or provisions of (1) the organizational documents of Company, (2) any Contract to which the Company is a party or to which any of its properties or assets may be bound, or (3) any permit, registration, approval, license or other authorization or filing to which the Company is subject or to which any of its properties or assets may be subject;

          (c) require any action, consent or approval of any Person, other than the Required Consents listed on Schedule 6.3;

          (d) violate any order, writ, or injunction, or any material decree, or material Law applicable to the Company or any of its business, properties, or assets; or

          (e) require any action, consent or approval of, or review by, or registration or filing by the Company or any of its shareholders with any Governmental Authority.

          Section 6.4 Capital Structure. As of the Closing, the Company’s authorized capital will consist of (a) 1,000,000 shares of common stock, $0.50 par value per share, authorized, of which 1,000,000 shares are issued and outstanding as of the date hereof, (i) with each holder thereof being entitled to cast one vote for each share held on all matters properly submitted to the shareholders for their vote; and (ii) there being no pre-preemptive rights and no cumulative voting; and (b) no shares of preferred stock. The Company has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for shares of common stock. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and owned by the security holders indicated on Schedule 3.1. All of the issued and outstanding stock shall be exchanged for the Exchange Shares, so that as of the Effective Time and upon conversion of all of the Company’s 12% Convertible Notes into Parent Convertible Notes, no shares of the Company shall be issued and outstanding (on a fully diluted basis) which are not owned by Parent.

          No shares of capital stock of the Company are subject to preemptive rights or any other similar rights. There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, (ii) no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Company (or any agreement providing any such rights).

          Section 6.5 Intellectual Property.

(a)	For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all patents and applications therefor throughout the world, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Registered Intellectual Property” means all: (i) registered patents and applications for patent registration (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Company Intellectual Property” shall mean any Intellectual Property or Registered Intellectual Property that is owned by, or licensed to the Company.

          (b) No Company Intellectual Property or product or service of the Company is subject to any Action or Claim, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (c) Schedule 6.5 is a complete and accurate list of all the Company Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of the Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration have been filed, including the respective registration or application numbers. Each item of the Company Intellectual Property is valid and subsisting, and to the extent registration of Company Intellectual Property has been sought, all necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property.

          (d) The Company owns and has good and exclusive title to each item of the Company Intellectual Property free and clear of any Encumbrances except for Company Intellectual Property for which the Company has a license for which each such license is sufficient for the conduct of its business as currently conducted.

          (e) Schedule 6.5 lists all Contracts to which the Company is a party (i) with respect to the Company Intellectual Property licensed or transferred to any Person or (ii) pursuant to which a Person has licensed or transferred any Intellectual Property to Company.

          (f) All Contracts listed in Schedule 6.5 pursuant to Section 6.5(e) relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such Contracts. The Company is in compliance with, and has not breached any term of such Contracts and all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts. Following the Closing, the Company will be permitted to exercise all the rights under such Contracts to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments.

          (g) The Company possesses all the Intellectual Property rights necessary to effectuate its business and operations, as currently conducted. To the actual knowledge of the Company’s officers, the Company has not infringed or misappropriated any Intellectual Property of any third Person or engaged in unfair competition or any unlawful trade practice. Company has not received notice from any third party that the operation of its business, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. To the actual knowledge of the Company’s officers, no Person has infringed or misappropriated or is infringing or misappropriating any of the Company Intellectual Property.

          (h) The Company has taken reasonable steps to protect the rights of the Company in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company.

          Section 6.6 Debts and Guaranties. As of the Closing, the Company will have no Indebtedness or Liabilities other than as set forth in the Recent Balance Sheet (as defined below). In addition, the Company is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, or (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

          Section 6.7 Litigation. There is no Action pending or, to the actual knowledge of the Company’s officers, threatened against the Company, or any executive officer or director thereof in each case that (a) relates to the Company, its assets, or its business, or (b) as of the date hereof, seeks, or could reasonably be expected, to prohibit or restrain the ability of the Company to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action. There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against the Company or any of its officers or directors. The Company has not received any notice of any event or occurrence which could result in any such Action, suit, hearing, inquiry, review, proceeding or investigation.

          Section 6.8 Tax Matters.

          (a) The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets. As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Company and any other information required to be shown thereon. An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted. Schedule 6.8(a) lists all state, local and foreign jurisdictions in which the Company has previously filed or currently files Tax Returns, which are all of the state, local or foreign taxing jurisdictions in which the Company has been or are required to file Tax Returns. There is no audit, Action, Claim, or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Company in respect of any Tax.

          (b) With respect to all amounts in respect of Taxes imposed on the Company or for which they are or could be reasonably liable, whether to Governmental Authorities (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since their inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, (ii) all such amounts required to be paid by the Company to Governmental Authorities or others on or before the date hereof have been paid, and (iii) reserves have been established for the payment of all Taxes not yet due and payable, which reserves are reflected in the Financial Statements (described below) and are adequate and in accordance with the past custom and practice of the Company.

          (c) As of the date hereof, the Company has not requested, executed or filed with the IRS or any other Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company could be liable and which still is in effect.

          (d) There exists no tax assessment, proposed or otherwise, against the Company nor any Encumbrance for Taxes against any assets or property of the Company.

          (e) All Taxes that the Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authorities or other Person.

          (f) The Company is not a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

          (g) There is no Claim, audit, Action, proceeding, or investigation with respect to Taxes due or claimed to be due from the Company or of any Tax Return filed or required to be filed by the Company pending or threatened against or with respect to the Company.

          (h) The Company has not filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

          Section 6.9 No Brokers or Finders. The Company has not, nor have any of its Affiliates, employed any broker or finder or incurred any Liability for any brokerage or finder’s fee or commissions or similar payment in connection with the Merger contemplated herein, and no Person has or will have any right, interest or valid claim against or upon the Parent or its Affiliates for any such fee or commission.

          Section 6.10 Financial Statements.

          (a) The financial statements of the Company as of and for the years ended December 31, 2007 and December 31, 2006 (collectively, the “Financial Statements”), (i) were prepared in all material respects in accordance with the books and records of the Company, (ii) present fairly the financial condition of the Company at the dates thereof and the results of their operations and cash flows for the periods then ended, (iii) are true and accurate in all material respects and (iv) were prepared in conformity with GAAP, consistently applied.

          (b) The Company does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that were not fully reflected or reserved against in the balance sheet of the Company as of September 30, 2008 (the “Recent Balance Sheet”). The reserves reflected in the Recent Balance Sheet are adequate, appropriate and reasonable and the reserves reflected in the Recent Balance Sheet are in accordance with GAAP consistently applied.

          Section 6.11 Compliance with Law. The operations of the Company have been conducted in all material respects in accordance with all applicable Laws. The Company has not received any notification of any asserted present or past failure to comply with any such Laws, and the Company is in compliance in all respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any such Laws. The Company has all Permits or other approvals of Governmental Authorities required for the conduct of its business under applicable Laws. All such licenses and permits are set forth on Schedule 6.11. The Company is not in violation of any such Permit. All such Permits are in full force and effect and no suspension or cancellation thereof has been threatened.

          Section 6.12 Title to Property; Sufficiency; Encumbrances. The Company leases or owns all the properties and assets used by it in the conduct of its business, and with respect to contract rights, is a party to and enjoys the right to the benefits of all Contracts used in or relating to the conduct of its business. The Company has good and marketable title to, or, in the case of leased assets, valid and subsisting leasehold interests in, all of its assets and properties, free and clear of all Encumbrances.

          Section 6.13 Material Contracts.

          (a) Schedule 6.13 contains a true, complete and accurate list of all Contracts, whether written or oral, to which the Company is a party or by which any of the Company’s assets are bound. The Company has no obligations under, and is not a party to any consulting or other Contract. The Company is not obligated under any loan agreement, promissory note or other evidence of Indebtedness as a signatory, guarantor or otherwise and has not otherwise guaranteed the performance by any Person of the obligations of such Person under any Contract.

          (b) Except for the Required Consents set forth on Schedule 6.3, no consent of any party to any Contract is required in connection with the execution, delivery and performance of this Agreement or the Merger.

          (c) The Company is not in default under any Contract, nor has any event occurred, which through the passage of time or the giving of notice, or both, would constitute a default by the Company, would cause the acceleration of any of the Company’s obligations thereunder, would result in the creation of any Encumbrance. No third party is in default under any lease or contract to which the Company is a party, nor has any event occurred that, through the passage of time or the giving of notice, or both, would constitute a default thereunder.

          (d) Except as set forth on Schedule 6.13, neither the Company nor any of the Principals are a party to or bound by any Contract which (i) limits the Company or either of the Principals from competing in any line of business or with any Person or in any geographic area or during any time period or (ii) grants any Person any preferential right to purchase from the Company, any properties or assets of the Company or of any capital stock, or securities convertible into, any capital stock of the Company.

          Section 6.14 Environmental Matters. To the actual knowledge of the Company’s officers, there are, with respect to the Company, no past or present violations of Environmental Laws (as defined below) by the Company, releases of any material into the environment by the Company, actions, activities, circumstances, conditions, events, incidents, or contractual obligations of the Company which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws of the Company and the Company has not received any notice with respect to any of the foregoing, nor is any action pending or threatened in connection with any of the foregoing. The term “Environmental Laws” means all federal, state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. Other than those that are or were stored, used or disposed of in compliance with applicable Law, no Hazardous Materials are contained by the Company on or about any real property currently owned, leased or used by the Company, and no Hazardous Materials were released by the Company on or about any real property previously owned, leased or used by the Company. To the actual knowledge of the Company’s officers, there are no underground storage tanks on or under any real property owned, leased or used by the Company.

          Section 6.15 Affiliated Transactions. Other than as set forth on Schedule 6.15, no Affiliate or other family member has directly or indirectly (i) borrowed or been advanced funds from or loaned funds to the Company, (ii) is a party to a Contract with the Company or (iii) engaged in any transaction with the Company.

          Section 6.16 Ordinary Course. Since the date of the Recent Balance Sheet, the Company’s business has been conducted only in the ordinary and usual course of business consistent with past practice except for transactions contemplated by or related to this Agreement. Without limiting the generality of the foregoing, the Company has not since the Recent Balance Sheet: (i) suffered any adverse change in its financial condition, the business or operations or in the Company; or (ii) sold, transferred, or otherwise disposed of any material portion of its properties or assets.

          Section 6.17 Employee Matters. Except as set forth on Schedule 6.17, as of the Closing Date, the Company is not (a) a party to any union, collective bargaining or similar agreement or any Employee Benefit Plan; (b) providing or obligated to provide any profit sharing, deferred compensation, bonus, savings, stock option, stock purchase, pension, consulting, retirement, welfare or other incentive plan or agreement; (c) providing or obligated to provide “fringe benefits” or any employee perquisites to employees, including, without limitation, vacation, sick leave, medical, hospitalization, insurance and related benefits; or (d) a party to any Employment or consulting Agreement. No present or Former Employee of the Company has any claim on account of or for bonuses, vacation, time off earned or otherwise.

               Section 6.18 Accuracy. No representation or warranty of the Company or any of the Principals in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Company or any of the Principals that materially adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement.

ARTICLE VII
ADDITIONAL AGREEMENTS AND COVENANTS

          Section 7.1 Access and Information. Prior to the Closing, except to the extent prohibited by applicable Law, Parent, on one hand, and the Company, on the other hand, shall permit representatives of the other to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Intellectual Property, technology, technical support, Contracts, commitments, reports of examination and documents of or pertaining to, as may be necessary to permit the other to, at its sole expense, make, or cause to be made, such investigations thereof as the other reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and Parent and the Company shall reasonably cooperate with any such investigations. No investigation by a party or its representatives or advisors prior to or after the date of this Agreement (including any information obtained by a party pursuant to this Section 7.1) shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement nor shall the conduct or completion of any such investigation be a condition to any of such party’s obligations under this Agreement.

          Section 7.2 Confidentiality. Each of the parties shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of Parent or the Company, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur (a) such confidence shall be maintained by the Parties and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

          Section 7.3 Conduct of Business. (a) From and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, or as consented to in writing by the Parent, such consent not to be unreasonably withheld, the Company shall:

          (1) use reasonable commercial efforts to preserve its business, operations, physical facilities, working conditions and its business relationships with customers, suppliers, licensors, licensees, contractors and other Persons with whom it has significant business relations;

          (2) not take any action that would cause a material breach of the representations and warranties contained herein;

          (3) not amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

          (4) not split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, make any other actual or constructive distribution in respect of its interests or otherwise make any payments to holders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities;

          (5) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

          (6) not create or form any Subsidiary;

          (7) other than in the ordinary course of its business, (i) incur or assume any Liability in excess of $10,000; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to or investments in any other Person; nor (iv) pledge or otherwise Encumber its assets;

          (8) not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $1,000 in the aggregate or that are otherwise material to it, other than in the ordinary course of business;

          (9) not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (ii) amend, modify, waive or terminate any right under any material contract in any material way; nor (iii) authorize any new capital expenditure or expenditures that individually is in excess of $5,000 or in the aggregate are in excess of $10,000;

          (10) not enter into any Contract other than in the ordinary course of business; or

          (11) not make any change with respect to the compensation or benefits of any officer, director or Employee or Former Employee other than changes in the ordinary course of its business, or changes in connection with the transactions contemplated by this Agreement, including, any amendments to employment agreements necessary to ensure an officer, director or Employee or Former Employee receives equity compensation for the transactions contemplated hereby in place of or in addition to other types of financings.

          (b) From and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, or as consented to in writing by the Company, such consent not to be unreasonably withheld, Parent shall:

          (1) use reasonable commercial efforts to preserve its business, operations, physical facilities, working conditions and its business relationships with customers, suppliers, licensors, licensees, contractors and other Persons with whom it has significant business relations;

          (2) not take any action that would cause a material breach of the representations and warranties contained herein;

          (3) not amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

          (4) not split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, make any other actual or constructive distribution in respect of its interests or otherwise make any payments to holders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities;

          (5) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

          (6) not create or form any Subsidiary other than Acquisition Corp.;

          (7) other than in the ordinary course of its business and the issuance of 9% Convertible Notes, (i) incur or assume any Liability in excess of $10,000; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to or investments in any other Person; nor (iv) pledge or otherwise Encumber its assets;

          (8) not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $1,000 in the aggregate or that are otherwise material to it, other than in the ordinary course of business;

          (9) not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (ii) amend, modify, waive or terminate any right under any material contract in any material way; nor (iii) authorize any new capital expenditure or expenditures that individually is in excess of $5,000 or in the aggregate are in excess of $10,000;

          (10) not enter into any Contract other than in the ordinary course of business and the warrants to be issued in connection with the 9% Convertible Notes and the Registration Rights Agreement; or

          (11) other than in the ordinary course of its business, not make any change with respect to the compensation or benefits of any officer, director or Employee or Former Employee, except for the adoption of the Share Employee Incentive Stock Option Plan discussed in Section 8.1(f) and the grant of options thereunder specifically described in this Agreement.

          (c) From and after the date hereof until the later of (i) the resignation letter from the current officer and director of Parent becoming effective, 10 days after the mailing of the Information Statement, and (ii) the appointees of the Company being effectively elected to the Board of Directors of Parent, Parent shall:

          (1) use reasonable commercial efforts to preserve its business, operations, physical facilities, working conditions and its business relationships with customers, suppliers, licensors, licensees, contractors and other Persons with whom it has significant business relations;

          (2) not take any action that would cause a material breach of the representations and warranties contained herein;

          (3) not amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

          (4) not split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, make any other actual or constructive distribution in respect of its interests or otherwise make any payments to holders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities;

          (5) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

          (6) not create or form any Subsidiary;

          (7) other than in the ordinary course of its business and the issuance of 9% Convertible Notes, (i) incur or assume any Liability in excess of $1,000; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to or investments in any other Person; nor (iv) pledge or otherwise Encumber its assets;

          (8) not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $1,000 in the aggregate or that are otherwise material to it, other than in the ordinary course of business;

          (9) not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (ii) amend, modify, waive or terminate any right under any material contract in any material way; nor (iii) authorize any new capital expenditure or expenditures that individually is in excess of $1,000 or in the aggregate are in excess of $2,000;

          (10) not enter into any Contract other than in the ordinary course of business and the warrants to be issued in connection with the 9% Convertible Notes and the Registration Rights Agreement;

          (11) other than in the ordinary course of its business, not make any change with respect to the compensation or benefits of any officer, director or Employee or Former Employee; or

          (12) issue, promise or contract to issue any securities or instruments convertible into securities of Parent except for up to 11,000,000 shares of Parent’s common stock in connection with and in full settlement of the case Bluewater v. Clearview and pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended, upon the confirmation order of the judge in that case.

          Section 7.4 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Article VIII, including, without limitation, obtaining any shareholder and director consents and completing all filings required by the State of Nevada and the SEC and to consummate the transactions contemplated hereby.

          Section 7.5 No-Shop. From the date hereof until the later of the Closing Date or the date of the Effective Time, neither the Company nor its officers, directors, employees, agents, representatives and

Affiliates, shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any Persons relating to an Acquisition Proposal (as defined below). As used herein, “Acquisition Proposal” means any proposal or offer involving a liquidation, dissolution, re-capitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or any other similar transaction or business combination involving the same, including without limitation, any joint venture, sale, license, distribution agreement or other arrangement which would preclude the Merger. The Company shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, exiting on the date hereof.

          Section 7.6 Notification by the Parties. Each party hereto shall use its reasonable commercial efforts to as promptly as practicable inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect). Each party hereto shall also use its reasonable commercial efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its covenants to be breached as of the Closing Date. Any party giving such notification shall be permitted to amend its disclosure schedule to include such fact or condition and such fact or condition shall be deemed to have been disclosed as of the date of this Agreement for all purposes other than Sections 8.1 and 8.2 hereof. Solely for the purposes of Sections 8.1 and 8.2 hereof, such disclosure(s) shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement and the non-breaching party shall have the right to demand a cure of such breach before closing.

          Section 7.7 No Stock Issuances. Except as set forth below, for a period of twelve months after the Closing, neither Parent nor the Company shall directly or indirectly issue or sell any shares, warrants, options, rights, contracts, calls, or other securities or instruments granting the holder thereof the right to acquire common stock if the aggregate of all such issuances would exceed $6,500,000, without first obtaining the written consent of David Lubin, Esq., and provided further, that no registration statement can be filed during such twelve month time period registering the stock of any of the directors, officers, Principals or Key Employees for resale. Notwithstanding anything to the contrary, (i) options to purchase Parent’s common stock pursuant to the Share Employee Incentive Stock Option Plan discussed in Section 8.1(f) and common stock issued upon exercise of options issued pursuant to the Share Employee Incentive Stock Option Plan, and (ii) shares issued upon the exercise or conversion of any securities that have already been counted against the $6,500,000 limit discussed above, shall not be considered when calculating the $6,500,000 limit discussed above, including, but not limited to the stock options and underlying shares of Parent’s common stock discussed in Section 7.8, the conversion of Parent’s 9% Convertible Notes or the exercise of the warrants issued in connection with Parent’s 9% Convertible Notes.

          Section 7.8 Post-Closing Covenants. As soon as reasonably possible after the Closing, Parent shall take commercially reasonable steps to obtain its shareholders approval of the Share Employee Incentive Stock Option Plan.

ARTICLE VIII
CONDITIONS TO CLOSING

          Section 8.1 Conditions to Company’s Obligation to Close. All obligations of the Company to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

          (a) All representations and warranties of Parent and Acquisition Corp. contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date).

          (b) Parent and Acquisition Corp. shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing.

          (c) Parent shall have delivered to the Company the items to be delivered pursuant to Section 2.4.

          (d) The Company shall have completed to its reasonable satisfaction its business and legal due diligence investigation of Parent, shall not have discovered any facts, circumstances, liabilities or conditions that, in the Company’s reasonable discretion, may adversely affect the value or prospects of Parent or that may expose Parent to any Liability not heretofore fully disclosed to the Company.

          (e) Parent shall have completed its private placement of debentures and warrants and raised no less than $650,000 in proceeds, which proceeds shall continue to be held by Parent.

          (f) Parent shall have duly adopted a Share Employee Incentive Stock Option Plan for 13,700,000 shares of common stock of the Parent and shall have granted (or approve the grant thereof to be effective simultaneous with the Close) the following number of options to purchase Parent’s common stock pursuant to its Share Employee Incentive Stock Option Plan to the following individuals with an exercise price of $0.50 per share:

(1) Scott Weinbrandt	5,337,500
(2) Ian Gardner	3,253,740
(3) Kevin Claudio	610,000
(4) Steve Polaski	300,000
(5) Thomas Deschenes	25,000
(6) Stephen Mahoney	25,000
(7) Paul Ward	200,000
(8) David Severson	150,000
(9) Erin Kivlehan	75,000
(10) George Burnett	150,000
(11) Mike Slattery	250,000
(12) Veronica Collins	25,000

The options listed above for each of the Principals are those options due such Principal pursuant to their respective Employment Agreements between the Company and such the Principal being assumed by Parent hereby.

          (g) Parent and Acquisition Corp. shall have provided to the Company a certificate of good standing from the Secretary of State of Nevada and copies of its Certificates of Incorporation for each such corporation.

          (h) The Parent, with the assistance of the Company, shall have prepared the Current Report on Form 8-K required as a result on the consummation of the transactions contemplated hereby.

          (i) The Parent shall have cancelled such number of its outstanding shares of common stock such that the number of outstanding shares of the Parent’s common stock is 5,135,011 or less and there are no other shares of the Parent’s capital stock issued or outstanding, unless 11,000,000 shares of Parent’s common stock have been issued in connection and in full settlement of the case Bluewater v. Clearview pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended, in which case the number of outstanding shares of the Parent’s common stock shall be 16,135,011 or less and there are no other shares of the Parent’s capital stock issued or outstanding.

(j)	The Company shall have obtained its shareholder’s approval of this Agreement and the transactions contemplated hereby pursuant to the NRS.

          (k) The Parent shall have filed its Annual Report on Form 10-K with the SEC and shall have paid in full its accountants, auditors and counsel for the preparation and filing of such report.

          Section 8.2 Conditions to Parent’s Obligations to Close. All obligations of Parent to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

          (a) All representations and warranties of the Company contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date).

          (b) The Company shall have performed in all respects each obligation and agreement to be performed by it, and shall have complied in all respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing.

          (c) The Company shall have delivered to Parent the items to be delivered pursuant to Section 2.5, including without limitation, financial statements and other information required under the rules of the SEC for purposes of inclusion in Parent’s filing of a Current Report on Form 8-K disclosing the consummation of the Merger.

          (d) Parent shall have completed to its reasonable satisfaction its business and legal due diligence investigation of the Company, its property, business and subsidiaries, shall not have discovered any facts, circumstances, liabilities or conditions that, in Parent’s discretion, may adversely affect the value or prospects of the Company or that may expose the Company to any liability not heretofore fully disclosed to Parent.

          (e) Parent shall have received the Lock-Up Letters from those individuals referenced in Section 2.5(b).

          (f) The Company shall have obtained its shareholder’s approval of this Agreement and the transactions contemplated hereby pursuant to the NRS.

ARTICLE IX
TERMINATION

          Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing under the following circumstances:

          (a) by mutual written consent of Parent and the Company;

          (b) by Parent or the Company if the Merger shall not have been consummated on or before February 15, 2009;

          (c) by the Parent, if the Company has breached this Agreement in any respect and such breach is not cured within ten (10) days after written notice from the Parent to the Company;

          (d) by the Company, if the Parent or Acquisition Corp. has breached this Agreement in any respect and such breach is not cured within ten (10) days after written notice from the Company to the Parent; or

          (e) by any party, if there shall be in effect a final, non-appealable order of a Governmental Authority permanently prohibiting the consummation of the transactions contemplated hereby.

          Section 9.2 Termination Procedure. Written notice of any termination (“Termination Notice”) pursuant to this Article IX shall be given by the party electing termination of this Agreement (“Terminating Party”) to the other parties (collectively, the “Terminated Party”), and such notice shall state the reason for termination.

          Section 9.3 Effect of Termination. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others other than as set forth herein.

          Section 9.4 Expenses. The parties shall each bear their own respective expenses incurred in connection with this Agreement and the contemplated Merger, provided, however, that if the Company breaches this Agreement, is unable to cure in a reasonable amount of time and such breach prevents the occurrence of the Closing, all reasonable costs and expenses of Parent in its due diligence of the Company, the preparation of this Agreement and the proposed Merger, including without limitation, the costs and expenses of its attorneys and other representatives, which costs and expenses shall not exceed $25,000, shall be paid by the Company to Parent within ten (10) days of the request for reimbursement of such expenses.

ARTICLE X
INDEMNIFICATION; SURVIVAL

          Section 10.1 Indemnification by Parent. Parent shall indemnify and hold harmless the Company and its Affiliates, officers, directors, shareholders, employees and agents and the successors and assigns of all of them (the “Company Indemnified Parties”), and shall reimburse the Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) (collectively, “Damages”), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of Parent and/or Acquisition Corp. in this Agreement or in any certificate or document delivered by or on behalf of Parent and/or Acquisition Corp pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty or (b) any failure by Parent and/or Acquisition Corp to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on behalf of Parent and/or Acquisition Corp pursuant to this Agreement to be performed by or complied with by or on behalf of such party.

          Section 10.2 Indemnification by the Company. The Company shall indemnify and hold harmless Parent, Acquisition Corp. and their Affiliates, officers, directors, shareholders, employees and agents and the successors and assigns of all of them (the “Parent Indemnified Parties”), and shall reimburse the Parent Indemnified Parties for, any Damages arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of the Company in this, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, (b) any failure by the Company to perform or comply with any agreement, covenant or obligation in this Agreement, (c) Taxes attributable to the ownership or operation of the Company prior to the Effective Time, (d) any Claims for severance or any other compensation made by an Employee or Former Employee of the Company for all periods prior to the Effective Time, (e) any claim made at any time by any Governmental Authority in respect of the business of the Company for all periods prior to the Effective Time, or (f) any Action or investigation by any Person relating to or arising out of the business or operations of the Company prior to the Effective Time.

          Section 10.3 Survival. All representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing until and all Actions for indemnification shall be brought before the expiration of the applicable statute of limitations.

ARTICLE XI
MISCELLANEOUS

          Section 11.1 Notices. All notices or other communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(1)	If to Parent or Acquisition Corp.:

Clearview Acquisitions, Inc.
415 Madison Avenue
New York, NY 10017
Attn: President

With a copy to:

David Lubin & Associates, PLLC
26 E. Hawthorne Avenue
Valley Stream, NY 11580
Facsimile: (516) 887-8250
Attn: David Lubin, Esq.

(2) If to the Company:

Helix Wind, Inc.
1848 Commercial Street
San Diego, CA 92113
Facsimile: (619) 330-2627
Attn: Scott Weinbrandt, President

With a copy to:

Luce Forward Hamilton & Scripps LLP
2050 Main Street
Irvine, CA 92614
Facsimile: 949-732- 3739
Attn: William Tolin Gay, Esq.

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          Section 11.2 Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

          Section 11.3 Jurisdiction/Venue. The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the State of California, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder. The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts.

          Section 11.4 Entire Agreement. This Agreement and such other agreements and documents related to this transaction executed simultaneously herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

          Section 11.5 Assignment. Each party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

          Section 11.6 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Parent and the Company.

          Section 11.7 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

          Section 11.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 11.9 Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          Section 11.11 Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

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          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CLEARVIEW ACQUISITIONS, INC.		HELIX WIND ACQUISITION CORP.

By:	/s/ Tatiana Mikitchuk	By: /s/	Tatiana Mikitchuk

Name:	Tatiana Mikitchuk	Name: Tatiana Mikitchuk
Title:	President	Title: President

HELIX WIND, INC.

		By: /s/	Ian Gardner

Name: Ian Gardner
Title: Chief Executive Officer

			By:	/s/ Scott Weinbrandt

Name: Scott Weinbrandt
Title: Chairman & President

Exhibits

Exhibit A - Plan and Agreement of Merger

Exhibit B – Lock-Up Letters

Exhibit C – Representation Letters

Exhibit D - Employment Agreement with Ian Gardner

Exhibit E – Employment Agreement with Scott Weinbrandt

Exhibit F – Employment Agreement with Kevin Claudio

Exhibit G – Employment Agreement with Steve Polaski

Exhibit H – Employment Agreement with Paul Ward

Exhibit I – Articles of Incorporation

Exhibit J – By-Laws

Schedules

Schedule 3.1 –Company Shareholders

Schedule 4.2 – Parent Capitalization

Company Disclosure Schedules